EXHIBIT 4.1

                       FIFTH AMENDMENT TO CREDIT AGREEMENT


         THIS FIFTH AMENDMENT TO CREDIT AGREEMENT, dated as of June 29, 2001, amends and supplements that certain Credit Agreement dated as of April 30, 1998 (as amended to the date, the "Credit Agreement") among THE MIDDLETON DOLL COMPANY (formerly known as Bando McGlocklin Capital Corporation), a Wisconsin corporation (the "Company") and FIRSTAR BANK, N.A. (as successor by merger to Firstar Bank Milwaukee, N.A.) (the "Bank").

                                     RECITAL

         The Company and the Bank desire to amend the Credit Agreement as provided below.

                                   AGREEMENTS

         In consideration of the promises and agreements set forth in the Credit Agreement, as amended hereby, the Bank and the Company agree as follows:

         1. Definitions and References. Capitalized terms not otherwise defined herein have the meanings assigned to them in the Credit Agreement. All references to the Credit Agreement contained in the Loan Documents shall, upon fulfillment of the conditions set forth in section 3 below, mean the Credit Agreement as amended by this Fifth Amendment.

         2. Amendments to Credit Agreement. The Credit Agreement is amended as follows:

            (a) The definition of "Maturity Date" contained in section 1 of the Credit Agreement is amended by deleting "June 29, 2001" contained therein and substituting "June 28, 2002" in its place.

            (b) The definition of "Revolving Loan Commitment" contained in section 1 of the Credit Agreement is amended to read as follows:

                        "Revolving Loan Commitment" means $8,000,000, provided
            that such amount may be reduced in accordance with


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            section 2.1(a), and provided further, that such amount shall be reduced by $500,000 as of March 31, 2002.

            (c) Section 2.1(a) is amended by adding the following paragraph at the end thereof:

                        Notwithstanding the foregoing, any advances by the Bank
            in excess of $7,000,000 (or in excess of $6,500,000 after March 31, 2002) shall not, on or after December 31, 2000, exceed the lesser of
            (a) $1,000,000 or (b) 60% of the increase, if any, in the retained earnings of BMIC from December 31, 1999 (as reflected in the financial statements furnished by the Company pursuant to sections
            5.1 and 5.2 hereof), at which time BMIC's retained earnings equaled $4,106,000, through December 31, 2001, and the Company shall, on or before March 31, 2002, make such payment, if any, on the Note as is necessary in order that the foregoing limitation is not exceeded.

            (d) The Company acknowledges that the Company changed its corporate name effective as of May 4, 2001 from "Bando McGlocklin Capital Corporation" to "The Middleton Doll Company". The Company and the Bank agree that all references to "Bando McGlocklin Capital Corporation" contained in the Credit Agreement, the Note and the other Loan Documents shall be deemed to be references to "The Middleton Doll Company".

         3. Effectiveness of Fifth Amendment. This Fifth Amendment shall become effective upon its execution and delivery by the Company and the Bank, and the satisfaction of the following conditions:

            (a) Guaranty Reaffirmations. The Bank shall have received a guaranty reaffirmation duly executed by BMSBLC and BMIC, respectively, whereby each entity reaffirms its obligations under its previously executed guaranty in favor of the Bank with respect to the obligations of the Company.

            (b) Closing Certificate. The Bank shall have received copies, certified by the Secretary of the Company to be true and correct and in full force and effect as of the date of this Fifth Amendment, of (i) the Articles of Incorporation and By-Laws of the Company which shall remain in full force and effect as of the date of this Fifth Amendment; (ii) resolutions of the Board of

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Directors of the Company authorizing the issuance, execution and delivery of this Fifth Amendment; and (iii) a statement containing the names and titles of the officer or officers of the Company authorized to sign such documents, together with true signatures of such officers.

            (c) Proceedings Satisfactory. All other proceedings contemplated by this Fifth Amendment shall be satisfactory to the Bank, and the Bank shall have received such other information relating hereto as the Bank may reasonably request.

         4. Representations and Warranties. The Company represents and warrants to the Bank that:

            (a) The execution, delivery and issuance of this Fifth Amendment, and the performance by the Company of its obligations hereunder, are within its corporate power, have been duly authorized by proper corporate action on the part of the Company, are not in violation of any existing law, rule or regulation of any governmental agency or authority, any order or decision of any court, the Articles of Incorporation or By-Laws of the Company or the terms of any agreement, restriction or undertaking to which the Company is a party or by which it is bound, and do not require the approval or consent of the shareholders of the Company, any governmental body, agency or authority or any other person or entity; and

            (b) The representations and warranties contained in the Loan Documents are true and correct in all material respects as of the date of this Fourth Amendment except (i) the representations and warranties contained in section 3.3 of the Credit Agreement shall apply to the most recent financial statements delivered by the Company to the Bank pursuant to sections 5.1 and 5.2 of the Credit Agreement and (ii) for changes contemplated or permitted by the Loan Documents and, to the Company's knowledge, no condition exists or event or act has occurred that, with or without the giving of notice or the passage of time, would constitute an Event of Default under the Credit Agreement.

         5. Costs and Expenses. The Company agrees to pay to the Bank, on demand, all costs and expenses (including reasonable attorneys' fees) paid or incurred by the Bank in connection with the negotiation, execution and delivery of this Fifth Amendment.

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         6. Full Force and Effect. The Credit Agreement, as amended hereby, remains in full force and effect.

         7. Counterparts. This Fifth Amendment may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of parties hereto may execute this Fourth Amendment by signing any such counterpart.

                                THE MIDDLETON DOLL COMPANY
                                 (formerly known as Bando
                                 McGlocklin Capital Corporation)

                                BY /s/ Susan J. Hauke
                                  ---------------------------------
                                     Its V.P. Finance

                                FIRSTAR BANK, N.A. (as successor by
                                merger to Firstar Bank Milwaukee, N.A.)


                                BY /s/ John B. Beggs
                                  ---------------------------------
                                     Its Vice President



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